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                                                                      EXHIBIT 99

NEWS RELEASE

                                                           [VERIZON LOGO]

                                                      PETER THONIS
                                                      212-395-2355
                                                      peter.thonis@verizon.com


                  VERIZON COMMUNICATIONS NAMES DOREEN A. TOBEN
                            CHIEF FINANCIAL OFFICER

                       TOBEN SUCCEEDS FREDERIC V. SALERNO

         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) Chief Executive Officer Ivan Seidenberg today announced the appointment of Doreen A. Toben as executive vice president and chief financial officer, effective immediately.

         Toben will succeed Frederic V. Salerno, who yesterday announced his intention to retire from Verizon before the end of 2002. Salerno will remain vice chairman until his retirement.

         "Doreen is one of the most talented financial managers in the industry," said Seidenberg. "She has a strong track record of driving results and creating value. With her depth of knowledge in the industry combined with her overall expertise in financial management, Doreen will be instrumental in Verizon's efforts to achieve greater shareholder value in the years to come."

         Since the Bell Atlantic/GTE merger, Toben has served as senior vice president and chief financial officer for Verizon's Telecom Group, responsible for finance and strategic planning for

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Verizon News Release, page 2


that unit. With revenues of $43 billion last year, the Telecom organization operates the nation's largest local telephone business with millions of local, long-distance, broadband, data, and large business customers.

         Over the next several months, Toben will work closely with Salerno to ensure a seamless transition until his retirement.

         Prior to the Bell Atlantic/GTE merger, Toben was vice president and controller for Bell Atlantic. She was also a member of Bell Atlantic's Executive Committee. Toben previously served as vice president and chief financial officer-Telecom/Network for Bell Atlantic.

         Prior to the merger of Bell Atlantic and NYNEX in 1997, Toben served as vice president, finance and controller of Bell Atlantic, a position she held since 1995. Prior to that, she was vice president, corporate finance of Bell Atlantic Corp.

         Toben began her career at AT&T in treasury and later was named director of corporate planning. In 1983, she served as director-finance of Bell Atlanticom Systems, Inc. She was named division manager-strategic planning at Bell Atlantic in 1984. In 1986, Toben moved to Bell Atlantic-Pennsylvania, where she held a number of positions in equipment engineering, operations, and small business and consumer market management.

         In 1989, she was appointed executive director, marketing of Bell Atlantic Enterprises International, Inc., and in 1992, she was named assistant vice president-comptroller at Bell Atlantic-New Jersey. A year later, Toben was appointed chief financial officer there.

         Toben holds an A.B. in political science and an M.B.A. in finance and marketing.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
133.8 million access line equivalents and approximately 29.6 million wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and nearly 248,000 employees, Verizon's global presence extends to more than 40



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Verizon News Release, page 3


countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

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